HydroGen LLC
1801 Route 51 South
Jefferson Hills, PA. 15025
Phone 412 405-1000; Fax 412 405-1005
www.hydrogenllc.com

June 22, 2005

Mr. Scott Schecter
45 Maple Hill Drive
Larchmont, NY 10538

Re: Notice of Grant of Equity Option

Dear Scott:

This letter will confirm our agreements and understandings with respect to the matters set forth below. This letter agreement, when countersigned by you, will supersede the terms of any and all prior understandings or agreements, whether oral or written, between you and HydroGen, L.L.C. (the "Company"), its members, managers or officers with respect to the within subject matters.

I am pleased to advise you that effective on 1 March, 2005 (the "Date of Grant"), subject to obtaining the requisite approval and ratification from our members as required under the Company's Operating Agreement, as amended, the Company hereby grants you an option (the "Option") to purchase Membership Units of the Company. Should you exercise the Option, such Membership Units will represent 3.3% of the Company's current outstanding equity interests (as of the Date of Grant), for a total of 4.074 Membership Units (the "Option Units"), after and not diluted by Membership Units granted to Brian Bailys. This Option is conditioned on your written acceptance of this Option Grant Letter Agreement (the "Option Agreement"), as indicated below and will be subject to your agreement to abide by the terms and conditions of your employment, as set forth in an Employment Letter Agreement and its several attachments incorporated therein by reference (such attachments including, without limitation, an Employee Handbook and General Employment Agreement, each as defined in the Employment Letter Agreement). Your Option Units will be subject to all of the terms and conditions of an Operating Agreement, as amended to date and as may hereafter be amended and restated among the Company's members.

Your Option to purchase the Option Units will vest in thirty-six (36) equal monthly portions. You shall have the right to exercise the vested portion of your option for 10 years from the date of grant. The purchase price for the Option Units will be an aggregate price of $495,000.00, assuming you have vested all 36 months.

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The number of Units and the purchase price for Units to be purchased with the Option are subject to adjustment in the event of certain changes in the Company's capital structure, such as Unit reclassifications, combinations or exchanges of Units, or similar events so as to ensure that the aggregate number of Option Units that may be purchased by you pursuant to the Option, will equal 3.3% of all **current** outstanding equity interests of the Company. This equity percentage interest will be subject to dilution by reason of equity recapitalizations, issuance of additional Units to providers of services to the Company, or conversion into equity of debt instruments (including the bridge promissory notes issued during the second half of 2004). If the Company is converted into a corporation and such conversion is not effected immediately prior to the filing of a registration statement for an initial public offering ("IPO"), you will receive your ratable portion of shares of capital stock of such corporation that carry the same economic attributes as the Option Units. If the conversion of the Company into a corporation is effected immediately prior to the consummation of an IPO, your Option Units will be convertible into shares of capital stock that represent (subject to dilution as described in the second sentence of this paragraph) 3.3% of the total number of shares that will be issued to the other members of the Company, and at such time as the Company effectuates its IPO, your shares will be diluted proportionately together with the shares issued to the Company's other members in connection with the Company's conversion to a corporation.

To exercise the Option, you must give notice to the Company stating the number of Option Units you desire to purchase. The Company may delay your option exercise and issuance of Option Units if issuance would violate any federal or state laws or regulations. You must pay the purchase price for such Option Units in full, in cash. You will be solely responsible for any tax consequences (including, without limitation, federal and state income taxes) arising from the issuance and/or exercise of the Option, and the Company may, at its sole election, deduct from your compensation an amount equal to the federal and state income taxes (if any), including withholding taxes, resulting from the exercise of your Option.

Except in the event of your death, any portion of the Option that has not been exercised as of the date of termination may be exercised at any time within three months after the date on which your services to the Company terminate, but not beyond the original term of the Option. If you die while providing services to the Company, any portion of the Option that is exercisable as of the date of your death may be exercised by your estate or personal representative at any time within one (1) year after the date of your death, but not beyond the original term of the Option.

Notwithstanding anything herein to the contrary, in the event your employment with the Company is terminated by you or is terminated by the Company at any time prior to April 1, 2008 other than due to a sale of control of the Company (i.e., a liquidation or sale of substantially all the Company's assets or a sale by the Company of a majority of its equity interests in a

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private transaction), you shall forfeit the unvested portion of your Option Units but, except as otherwise expressly provided in the next paragraph, shall retain your Option with respect to that portion of your Option Units that has already vested. .

You understand that you will not be entitled to any equity interest in the Company under this Option Agreement in the event your employment is terminated for Cause, as defined in the Employment Letter Agreement. Should the Company terminate your employment for Cause, your Option shall terminate and all of your Option Units shall be forfeited.

. Except as provided in this Section 3, you may not transfer the Option other than by will or the laws of descent and distribution, and the Option may be exercised during your lifetime only by you, or in the event of your death or Disability, by your legal representative or personal representative. Notwithstanding the foregoing, the Option is transferable pursuant to a qualified domestic relations order, as defined in the Code or the Employee Retirement Income Security Act of 1974. Additionally, you may transfer all or a portion of the Option to your spouse, ancestors, and lineal descendants (if any) or to a corporation, partnership, limited liability company or trust whose only shareholders, partners, members or beneficiaries are you and/or your spouse, ancestors and lineal descendants. In the case of such a permitted transfer, the provisions of this Option Agreement shall apply to the Option as if you had not transferred the Option.

Please indicate your acceptance of this award and the terms outlined above by signing both copies of this Option Agreement and returning one copy to the Company. The second copy is for your files.

HYDROGEN, L.L.C.

By: ______________________________
Leo Blomen, Chief Executive Officer

ACCEPTED AND AGREED TO:

____
Scott M. Schecter

HydroGen LLC
1801 Route 51 South
Jefferson Hills, PA. 15025
Phone 412 405-1000; Fax 412 405-1005
www.hydrogenllc.com

June 24, 2005

Mr. Scott Schecter
45 Maple Hill Drive
Larchmont, New York 10538

Re: Amendment of Equity Option

Dear Scott:

You were provided with notice of the grant of your option to purchase 4.074 Membership Units (the "Option Units") in Hydrogen, L.L.C. (the "Company") by letter June 22, 2005 (the "Option Grant"), subject to the terms and conditions set therein, effective as of April 1, 2005.

Under the terms of the Option Grant, you agreed that in the event of a merger of the Company with or into any other entity or corporation that, at the time of such merger, has registered any of its equity securities with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"), then your Option Units would be convertible into shares of capital stock of the surviving entity of such merger. The Company and its members are entering into an Exchange Agreement (the "Exchange Agreement), dated as of May 13, 2005, with Chiste Corporation, a Nevada corporation ("Chiste"), pursuant to which Chiste will purchase all of the outstanding Membership Units of the Company in exchange for approximately 95% of the shares of common stock of Chiste. As a result of such exchange, Chiste will become the sole member of the Company and the current members of the Company will become shareholders of Chiste. The shares of common stock of Chiste are registered with the Commission under the Act and are traded on the OTC Bulletin Board under the ticker symbol "CSTC."

This letter is to inform you of the structure that will result from the consummation of the proposed transactions contemplated under the Exchange Agreement and to obtain your agreement to modify the terms of the Option Grant, effective as of the Closing Date under the Exchange Agreement (the "Closing Date"), to provide that, for all Option Units to which you are entitled under the Option Grant, you will instead be entitled to 2,726,682 shares of the common stock of Chiste (the "Option Shares"). The number of Option Shares to be issued to you is subject to equitable adjustment for stock splits, reverse splits, recapitalizations and the like (including, without limitation, the 1-for-25

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reverse stock split contemplated by the Exchange Agreement and the Private Placement Memorandum referred to therein). The number of shares set forth herein assumes that there has been a capital raise of $15 million contemporaneously with the closing of the transactions contemplated by the Exchange Agreement, and that all owners of bridge notes (aggregate principal amount of $2,000,000) have elected to convert these Company debt obligations to equity. If either of these scenarios does not come to pass, the number of shares will be ratably adjusted based on the actual amount of capital raised and converted debt.

Please indicate, by signing in the space below, your acknowledgement and agreement to the modification of your option agreement, as set forth herein. Thank you for the courtesy of your prompt attention to this matter.

Yours Very Truly,

Leo Blomen
Chief Executive Officer
HydroGen, llc

Agreed to and accepted, this ______ day of June, 2005

____

Scott Schecter